Exhibit (d)(2)(ii)

VAN ECK VIP TRUST
VAN ECK VIP MULTI-MANAGER ALTERNATIVES FUND

Schedule Identifying Details of Sub-Advisory Contracts:

PARTY	DATE SIGNED AGREEMENT

Aristos Capital Management, LLC	April 19, 2010

Centaur Performance Group LLC	January 12, 2010

Dix Hills Partners, LLC	March 20, 2009

Explorer Alternative Management, LLC	March 17, 2009

Lazard Asset Management LLC	December 26, 2006

Martingale Asset Management, L.P.	May 1, 2003

PanAgora Asset Management, Inc.	May 1, 2003

Primary Funds, LLC	January 12, 2010

Tetra Capital Management, LLC	March 25, 2009